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                                                                 Exhibit (n)(ii)



                             SUNAMERICA SERIES TRUST

                              AMENDED AND RESTATED
                           PLAN PURSUANT TO RULE 18F-3

      SunAmerica Series Trust (the "Trust") hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees.

                              CLASS CHARACTERISTICS

CLASS 1 SHARES:         Class 1 shares are subject to an annual distribution fee
                        pursuant to Rule 12b-1 under the 1940 Act payable at the annual rate of up to 0.75% of the average daily net assets of the class.

CLASS 2 SHARES:         Class 2 shares are subject to a distribution fee and a
                        service fee pursuant to Rule 12b-1 under the 1940 Act.
                        The distribution fee is payable at the annual rate of up to 0.75% of the average daily net assets. The service fee is payable at the annual rate of up to 0.15% of the average daily net assets of the class.

CLASS 3 SHARES:         Class 3 shares are subject to a distribution fee and a
                        service fee pursuant to Rule 12b-1 under the 1940 Act.
                        The distribution fee is payable at the annual rate of up to 0.75% of the average daily net assets. The service fee is payable at the annual rate of up to 0.25% of the average daily net assets of the class.


                         INCOME AND EXPENSE ALLOCATIONS

      Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the total value of each class of shares in relation to the total value of each class of shares of each series of the Trust (each a "Portfolio" and collectively, the "Portfolios").

                           DIVIDENDS AND DISTRIBUTIONS

      Dividends and other distributions paid by each Portfolio to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another